Consulting Agreement Between,

Aberdene Mines LTD.
#1458-409 Granville Street
Vancouver, BC
&
Mr. Robert Young
595 Howe Street
Vancouver, BC

1. Services

Robert Young will undertake the contact, present and disseminate information regarding Aberdene Mines Ltd and that Robert Young is not a licensed securities broker dealer or investment advisor.

2. Terms

A six month period, if both parties are satisfied starting February 1, 2006. This agreement will establish a strategic relationship between Robert Young and Aberdene Mines Ltd to work together in good faith to facilitate the growth of Aberdene Mines Ltd.

3. Compensation

Robert Young will receive a monthly fee of $3000 CAD due on the first of every month during this agreement.

SIGNING THIS AGREEMENT INDICATES ACCEPTANCE OF THE TERMS OF THIS AGREEMENT

Aberdene Mines Ltd.
Brent Jardine, President

Robert Young
Consultant